Press Release

For Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors:     Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com

             This press release can be downloaded from www.nytco.com

The New York Times Company Reports
2021 Third-Quarter Results

NEW YORK, November 3, 2021 – The New York Times Company (NYSE: NYT) announced today third-quarter 2021 diluted earnings per share from continuing operations of $.32 compared with $.20 in the same period of 2020. Adjusted diluted earnings per share from continuing operations (defined below) was $.23 in the third quarter of 2021 compared with $.22 in the third quarter of 2020.
Operating profit increased to $49.0 million in the third quarter of 2021 from $39.6 million in the same period of 2020 and adjusted operating profit (defined below) increased to $65.1 million from $56.5 million in the prior year, as higher subscription, advertising and other revenues more than offset higher costs.
Meredith Kopit Levien, president and chief executive officer, The New York Times Company, said, “The Times had a strong third quarter: We added a total of 455,000 net new digital subscriptions, including 320,000 for News and 135,000 for Games, Cooking and Wirecutter. This was our best third-quarter performance in both News and total net subscription additions since the launch of the digital pay model more than a decade ago, and, outside of 2020, our best quarter ever for digital subscription additions.
“We hit a milestone during the quarter — more than one million international digital subscriptions. Taken in total, The Times finished Q3 with more than 8.3 million paid subscriptions across our digital and print products.
“While it was a busy news period with a wide range of topics capturing the public’s attention, our subscription performance was also the result of actions we’ve taken to improve conversion and to begin to differentiate the subscriber experience in order to showcase its benefits to prospects and to drive retention.
“During the quarter, we launched paid subscriptions to Wirecutter and announced plans to test digital product experiences in audio and for kids in the coming months.
“Total revenues grew 19 percent in the quarter, on strong digital subscription and total advertising revenue growth. As a result, profit grew despite an increase in costs.

“Our progress this quarter reflects the power of our subscription-first strategy, the enduring demand for quality, independent journalism and our long-term potential to mean more to more people across a range of news and life needs.”
Comparisons
Unless otherwise noted, all comparisons are for the third quarter of 2021 to the third quarter of 2020.
Given the impact of the Covid-19 pandemic on our business in 2020, we believe that certain comparisons of our operating results in 2021 to 2019 provide useful context for our 2021 results, and have provided those comparisons in the below commentary and the Supplemental Financial Information section.
For comparability, certain prior-year amounts have been reclassified to conform with the current period presentation.
This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.
Third-quarter 2021 results included the following special item:
•A $27.2 million gain ($19.8 million after tax or $.12 per share) related to a non-marketable equity investment transaction. The gain is included in Interest income and other, net in our Condensed Consolidated Statements of Operations.
There were no special items in the third quarter of 2020.
Results from Continuing Operations
Revenues
Total revenues for the third quarter of 2021 increased 19.3 percent to $509.1 million from $426.9 million in the third quarter of 2020. Subscription revenues increased 13.8 percent to $342.6 million, advertising revenues increased 39.9 percent to $110.9 million and other revenues increased 19.1 percent to $55.6 million. Compared with the third quarter of 2019, total revenues increased 18.8 percent, as subscription revenues increased 28.2 percent, advertising revenues declined 2.3 percent and other revenues increased 16.7 percent.
Subscription revenues in the third quarter of 2021 rose primarily due to growth in the number of subscriptions to the Company’s digital-only products, which include our news product as well as our Games, Cooking, Audm and Wirecutter (to which a subscription option was launched during the third quarter of 2021) products (“other digital-only products”), and a benefit from subscriptions graduating to higher prices from introductory promotional pricing. Revenue from digital-only products increased 27.9 percent, to $198.6 million. Print subscription revenues decreased 1.2 percent to $144.0 million, largely due to lower domestic home delivery revenue, which declined 0.8 percent, as well as lower single-copy revenue. Compared with the third quarter of 2019, revenue from digital-only products increased 71.4 percent, largely due to growth in the number of subscriptions to the Company’s digital-only products, while print subscription revenues declined 4.9 percent due to lower retail newsstand revenue, which was partially offset by a 1.7 percent increase in revenue from our domestic home delivery subscription products.

The Company ended the third quarter of 2021 with approximately 8,383,000 subscriptions across its print and digital products. Paid digital-only subscriptions totaled approximately 7,588,000, a net increase of 455,000 subscriptions compared with the end of the second quarter of 2021 and a net increase of 1,525,000 subscriptions compared with the end of the third quarter of 2020. Of the 455,000 total net additions, 320,000 came from the Company’s digital news product, while 135,000 came from the Company’s other digital-only products.
Third-quarter 2021 digital advertising revenue increased 40.2 percent and print advertising revenue increased 39.4 percent. Digital advertising revenue was $67.0 million, or 60.4 percent of total Company advertising revenues, compared with $47.8 million, or 60.3 percent, in the third quarter of 2020. Digital advertising revenue increased primarily as a result of higher direct-sold advertising, including traditional display and podcasts, as well as the impact of the comparison to weak digital advertising revenues in the third quarter of 2020 caused by reduced advertiser spending during the earlier stages of the Covid-19 pandemic. Print advertising revenue increased, primarily in the luxury and entertainment categories, as a result of the impact of the comparison to weak print advertising revenues in the third quarter of 2020 caused by reduced advertiser spending during the earlier stages of the Covid-19 pandemic. Compared with the third quarter of 2019, digital advertising revenue increased 22.6 percent as a result of higher direct-sold advertising, including traditional display and podcasts, partially offset by lower creative services revenues resulting from the closure of our HelloSociety and Fake Love digital marketing agencies, while print advertising revenue decreased 25.4 percent due to continued secular declines, further exacerbated by the Covid-19 pandemic.
Other revenues increased 19.1 percent in the third quarter of 2021, primarily as a result of higher licensing and commercial printing revenue. Compared with the third quarter of 2019, other revenue increased 16.7 percent, with higher Wirecutter affiliate referral revenues and licensing revenue primarily related to Facebook News more than offsetting lower television series and live events revenues.
Operating Costs
Total operating costs increased 18.8 percent in the third quarter of 2021 to $460.1 million compared with $387.3 million in the third quarter of 2020, while adjusted operating costs increased 19.9 percent to $444.1 million from $370.4 million in the third quarter of 2020. Compared with the third quarter of 2019, total operating costs increased 14.6 percent, while adjusted operating costs increased 15.5 percent.
Cost of revenue increased 9.0 percent to $257.0 million compared with $235.7 million in the third quarter of 2020, largely due to growth in the number of employees who work in the newsroom and on our Games, Cooking and audio products; higher subscriber servicing costs; a higher incentive compensation accrual; costs in connection with the production of audio content; and higher print production and distribution costs. Compared with the third quarter of 2019, cost of revenue increased 4.9 percent as a result of growth in the number of employees who work in the newsroom and on our Games, Cooking and audio products; higher subscriber servicing and digital content delivery costs; and a higher incentive compensation accrual; which were partially offset by lower print production and distribution and advertising servicing costs.
Sales and marketing costs increased 65.5 percent to $83.8 million compared with $50.6 million in the third quarter of 2020 due to higher media expenses, a component of sales and marketing costs that represents the cost to promote our subscription business. We were able to profitably scale media spend in the quarter as a result of strong demand for news and strength in conversion in the quarter. The Company had reduced its marketing expense in 2020 during the earlier stages of the Covid-19 pandemic. Media expenses increased 102.6 percent to $55.3 million in the third quarter of 2021 from $27.3 million in 2020. Compared with the third quarter of 2019, sales and marketing costs increased 30.5 percent, largely due to higher media expenses, which were partially offset by lower advertising sales costs. Media expenses increased 54.3 percent compared with the third quarter of 2019.

Product development costs increased 18.3 percent to $40.6 million compared with $34.3 million in the third quarter of 2020, largely due to growth in the number of digital product development employees in connection with digital subscription strategic initiatives as well as a higher incentive compensation accrual. Compared with the third quarter of 2019, product development costs increased 51.1 percent as a result of the factors listed above.
General and administrative costs increased 26.0 percent to $64.4 million compared with $51.1 million in the third quarter of 2020, largely due to a higher incentive compensation accrual, growth in the number of employees, stock price appreciation on stock-based awards, and higher consulting costs. Compared with the third quarter of 2019, general and administrative costs increased 28.8 percent largely due to growth in the number of employees, primarily in the enterprise technology and human resources departments in support of employee growth in other areas; a higher incentive compensation accrual; stock price appreciation on stock-based awards and higher consulting costs.
Other Data

Interest Income and Other, net
Interest income and other, net in the third quarter of 2021 was $28.6 million compared with $3.5 million in the third quarter of 2020. The increase was primarily a result of a $27.2 million gain from a non-marketable equity investment transaction as referenced above as a special item.

Income Taxes
The Company had income tax expense of $20.3 million in the third quarter of 2021 compared with income tax expense of $7.3 million in the third quarter of 2020. The effective income tax rate was 27.1 percent in the third quarter of 2021 and 17.8 percent in the third quarter of 2020. The increase in income tax expense was primarily due to higher income from continuing operations in the third quarter of 2021. The effective tax rate was lower than the statutory rate in the third quarter of 2020 primarily due to a tax benefit resulting from stock price appreciation on stock-based awards that settled in the quarter.

Liquidity
As of September 26, 2021, the Company had cash and marketable securities of $1.04 billion, an increase of $158 million from $882.0 million as of December 27, 2020.

The Company has a $250.0 million revolving line of credit through 2024. As of September 26, 2021, there were no outstanding borrowings under the credit facility, and the Company did not have other outstanding debt.

Capital Expenditures
Capital expenditures totaled approximately $11 million in the third quarter of 2021 compared with approximately $8 million in the third quarter of 2020. The increase in capital expenditures in 2021 was primarily driven by improvements in our headquarters building, partially offset by lower expenditures at our College Point, New York, printing and distribution facility. The improvements in our headquarters building are intended to address growth in the number of employees and to enhance technologies that support our transition to hybrid work with employees working both from the office and remotely.

Outlook
Total subscription revenues in the fourth quarter of 2021 are expected to increase approximately 12 percent compared with the fourth quarter of 2020, with digital-only subscription revenue expected to increase approximately 25 percent.

Total advertising and digital advertising revenues in the fourth quarter of 2021 are expected to increase in the mid-teens compared with the fourth quarter of 2020 as the Company expects the rate of digital advertising growth to slow compared with the third quarter, partially as a result of more difficult comparisons in the fourth quarter.
Other revenues in the fourth quarter of 2021 are expected to increase approximately 15 percent compared with the fourth quarter of 2020.
Operating costs and adjusted operating costs in the fourth quarter of 2021 are expected to increase approximately 17 percent to 20 percent compared with the fourth quarter of 2020 as the Company continues to invest in the drivers of digital subscription growth and compare against the low spending last year as a result of actions taken during the earlier stages of the Covid-19 pandemic.
The Company expects the following on a pre-tax basis in 2021:
•Depreciation and amortization: approximately $60 million,
•Interest income and other, net: approximately $34 million, and
•Capital expenditures: approximately $50 million.

Conference Call Information
The Company’s third-quarter 2021 earnings conference call will be held on Wednesday, November 3, at 8:00 a.m. E.T.

A live webcast of the earnings conference call will be available at investors.nytco.com. Participants can pre-register for the telephone conference at https://dpregister.com/sreg/10160503/edaf2aa7c8, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers).

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Wednesday, November 17. The replay access code is 10160503.
The New York Times Company is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 8 million subscriptions across a diverse array of print and digital products — from news to cooking to games — The Times has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Terms such as “aim,” “anticipate,” “believe,” “confidence,” “contemplate,” “continue,” “conviction,” “could,” “drive,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “opportunity,” “optimistic,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based upon our current expectations, estimates and assumptions and involve risks and uncertainties that change over time; actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include, but are not limited to:

the impact of the Covid-19 pandemic; significant competition in all aspects of our business; our ability to improve and scale our technical infrastructure and respond and adapt to changes in technology and consumer behavior; our ability to continue to retain and grow our subscriber base; numerous factors that affect our advertising revenues, including economic conditions, market dynamics, audience fragmentation, evolving digital advertising trends and the evolution of our strategy; damage to our brand or reputation; economic, geopolitical and other risks associated with the international scope of our business and foreign operations; our ability to attract and maintain a highly skilled and diverse workforce; adverse results from litigation or governmental investigations; the risks and challenges associated with investments we make in new and existing products and services; risks associated with acquisitions, divestitures, investments and other transactions; the effects of the fixed cost nature of significant portions of our expenses; the effects of the size and volatility of our pension plan obligations; liabilities that may result from our participation in multiemployer pension plans; the impact of labor negotiations and agreements; increases in the price of newsprint or significant disruptions in our newsprint supply chain or newspaper printing and distribution channels; security breaches and other network and information systems disruptions; our ability to comply with laws and regulations, including with respect to privacy, data protection and consumer marketing practices; payment processing risk; defects, delays or interruptions in the cloud-based hosting services we utilize; our ability to protect our intellectual property; claims of intellectual property infringement that we have been, and may be in the future be, subject to; the effects of restrictions on our operations as a result of the terms of our credit facility; our future access to capital markets and other financing options; and the concentration of control of our company due to our dual-class capital structure.
More information regarding these risks and uncertainties and other important factors that could cause actual results to differ materially from those in the forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 27, 2020, and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Exhibits:    Condensed Consolidated Statements of Operations
Footnotes
Supplemental Financial Information
Reconciliation of Non-GAAP Information

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Third Quarter			Nine Months
	2021	2020	% Change	2021	2020	% Change
Revenues
Subscription(a)	$342,609	$300,950	13.8%	$1,010,910	$879,573	14.9%
Advertising(b)	110,887	79,253	39.9%	320,777	253,150	26.7%
Other(c)	55,607	46,692	19.1%	148,958	141,558	5.2%
Total revenues	509,103	426,895	19.3%	1,480,645	1,274,281	16.2%
Operating costs
Cost of revenue (excluding depreciation and amortization) (d)	256,978	235,665	9.0%	759,333	709,062	7.1%
Sales and marketing (d)	83,767	50,615	65.5%	197,475	164,004	20.4%
Product development (d)	40,638	34,349	18.3%	119,280	96,334	23.8%
General and administrative	64,418	51,118	26.0%	183,278	162,791	12.6%
Depreciation and amortization	14,326	15,552	(7.9)%	43,529	46,368	(6.1)%
Total operating costs	460,127	387,299	18.8%	1,302,895	1,178,559	10.5%
Lease termination charge(e)	—	—	—	3,831	—	*
Operating profit	48,976	39,596	23.7%	173,919	95,722	81.7%
Other components of net periodic benefit costs	2,599	2,272	14.4%	7,796	6,735	15.8%
Interest income and other, net(f)	28,569	3,537	*	31,953	20,177	58.4%
Income from continuing operations before income taxes	74,946	40,861	83.4%	198,076	109,164	81.4%
Income tax expense	20,290	7,283	*	47,994	19,070	*
Net income attributable to The New York Times Company common stockholders	$54,656	$33,578	62.8%	$150,082	$90,094	66.6%
Average number of common shares outstanding:
Basic	168,027	167,075	0.6%	167,895	166,842	0.6%
Diluted	168,546	168,059	0.3%	168,492	167,943	0.3%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.33	$0.20	65.0%	$0.89	$0.54	64.8%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.32	$0.20	60.0%	$0.89	$0.54	64.8%
Dividends declared per share	$0.07	$0.12	(41.7)%	$0.14	$0.18	(22.2)%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital and print subscription revenues for the third quarters and first nine months of 2021 and 2020:

		Third Quarter			Nine Months
		2021	2020	% Change	2021	2020	% Change
	Digital-only subscription revenues:
	News product subscription revenues(1)	$178,382	$140,740	26.7%	$510,563	$392,620	30.0%
	Other digital-only product subscription revenues(2)	20,251	14,546	39.2%	57,815	38,660	49.5%
	Subtotal digital-only subscription revenues	198,633	155,286	27.9%	568,378	431,280	31.8%
	Print subscription revenues:
	Domestic home delivery subscription revenues(3)	128,895	129,912	(0.8)%	398,045	396,620	0.4%
	Single-copy, NYT International and other subscription revenues(4)	15,081	15,752	(4.3)%	44,487	51,673	(13.9)%
	Subtotal print subscription revenues	143,976	145,664	(1.2)%	442,532	448,293	(1.3)%
	Total subscription revenues	$342,609	$300,950	13.8%	$1,010,910	$879,573	14.9%

(1) Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Games, Cooking and Wirecutter products are also included in this category.

(2) Includes revenues from standalone subscriptions to the Company’s Games, Cooking, Audm and Wirecutter products (“other digital-only products”). During the third quarter of 2021, the Company launched a Wirecutter subscription option.

	(3) Includes free access to some of the Company’s digital products.
	(4) NYT International is the international edition of our print newspaper.

The following table summarizes digital and print subscriptions as of the end of the third quarters of 2021 and 2020:

	Third Quarter
	2021	2020	% Change
Digital-only subscriptions:
News product subscriptions(1)	5,654	4,665	21.2%
Other digital-only product subscriptions(2)	1,934	1,398	38.3%
Subtotal digital-only subscriptions	7,588	6,063	25.2%
Print subscriptions	795	831	(4.3)%
Total subscriptions	8,383	6,894	21.6%

(1) Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Games, Cooking and Wirecutter products are also included in this category.

(2) Includes standalone subscriptions to the Company’s other digital-only products.

We believe that the significant growth over the last several years in subscriptions to The Times’s products demonstrates the success of our “subscription-first” strategy and the willingness of our readers to pay for high-quality journalism. The following charts illustrate the growth in net digital-only subscriptions and corresponding subscription revenues as well as the relative stability of our print domestic home delivery subscription products since the launch of the digital pay model in 2011.

Subscriptions (1)
(millions)
Print-based bundles (2)
Digital-only News
Digital-only Other
1.5
.4
1.1
1.7
.6
1.1
1.9
.8
1.1
2.1
.1
.9
1.1
2.3
.2
1.1
1.0
2.8
.2
1.6
1.0
3.6
.4
2.2
1.0
4.2
.6
2.7
.9
5.3
1.0
3.4
.9
7.5
1.6
5.1
.8
8.4
1.9
5.7
.8
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
Q3 2021
As of the Period End

(1) Amounts may not add due to rounding.
(2) Print domestic home delivery subscriptions include free access to some of our digital products.
(3) Print Other includes single-copy, NYT International and other subscription revenues.
Note: Revenues for 2012 and 2017 include the impact of an additional week.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b)	The following table summarizes digital and print advertising revenues for the third quarters and first nine months of 2021 and 2020:

		Third Quarter			Nine Months
		2021	2020	% Change	2021	2020	% Change
	Advertising revenues:
	Digital	$66,981	$47,763	40.2%	$197,472	$138,452	42.6%
	Print	43,906	31,490	39.4%	123,305	114,698	7.5%
	Total advertising	$110,887	$79,253	39.9%	$320,777	$253,150	26.7%

(c)	Other revenues primarily consist of revenues from licensing, Wirecutter affiliate referrals, commercial printing, the leasing of floors in the Company headquarters, retail commerce, television and film, our student subscription sponsorship program, and our live events business.

(d)	The Company reclassified certain expenses in the prior periods to conform with the current period presentation.

(e)	In the second quarter of 2021, the Company recorded a $3.8 million charge resulting from the termination of a tenant’s lease in our headquarters building.

(f)	In the third quarter of 2021 and the first quarter of 2020, the Company recorded a $27.2 million gain ($19.8 million or $.12 per share after tax) and a $10.1 million gain ($7.4 million or $.04 per share after tax), respectively, related to non-marketable equity investment transactions.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Amounts in thousands)

Given the impact of the Covid-19 pandemic on our business in 2020, we believe that certain comparisons of our operating results in 2021 to 2019 provide useful context for our 2021 results, and have provided those comparisons in the below supplemental tables.

	Third Quarter
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Revenues
Digital	$198,633	$155,286	27.9%	$115,864	71.4%
Print	143,976	145,664	(1.2)%	151,438	(4.9)%
Subscription revenues	342,609	300,950	13.8%	267,302	28.2%
Digital	66,981	47,763	40.2%	54,653	22.6%
Print	43,906	31,490	39.4%	58,878	(25.4)%
Advertising revenues	110,887	79,253	39.9%	113,531	(2.3)%
Other revenues	55,607	46,692	19.1%	47,668	16.7%
Total revenues	509,103	426,895	19.3%	428,501	18.8%
Operating costs
Cost of revenue (excluding depreciation and amortization) (1)	256,978	235,665	9.0%	244,891	4.9%
Sales and marketing (1)	83,767	50,615	65.5%	64,209	30.5%
Product development (1)	40,638	34,349	18.3%	26,886	51.1%
General and administrative	64,418	51,118	26.0%	50,015	28.8%
Depreciation and amortization	14,326	15,552	(7.9)%	15,450	(7.3)%
Total operating costs	460,127	387,299	18.8%	401,451	14.6%
Restructuring charge (2)	—	—	—	4,008	*
Gain from pension liability adjustment (3)	—	—	—	(2,045)	*
Operating profit	$48,976	$39,596	23.7%	$25,087	95.2%

(1) The Company reclassified certain expenses in the prior periods to conform with the current period presentation.
(2) In the third quarter of 2019, the Company recognized $4.0 million of pre-tax expense related to restructuring charges, including impairment and severance charges related to the closure of our digital marketing agency, HelloSociety, LLC.

(3) In the third quarter of 2019, the Company recorded a gain of $2.0 million from a multiemployer pension plan liability adjustment.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Amounts in thousands)

	Nine Months
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Revenues
Digital	$568,378	$431,280	31.8%	$338,358	68.0%
Print	442,532	448,293	(1.3)%	470,210	(5.9)%
Subscription revenues	1,010,910	879,573	14.9%	808,568	25.0%
Digital	197,472	138,452	42.6%	168,222	17.4%
Print	123,305	114,698	7.5%	191,158	(35.5)%
Advertising revenues	320,777	253,150	26.7%	359,380	(10.7)%
Other revenues	148,958	141,558	5.2%	135,873	9.6%
Total revenues	1,480,645	1,274,281	16.2%	1,303,821	13.6%
Operating costs
Cost of revenue (excluding depreciation and amortization) (1)	759,333	709,062	7.1%	729,016	4.2%
Sales and marketing (1)	197,475	164,004	20.4%	201,303	(1.9)%
Product development (1)	119,280	96,334	23.8%	76,320	56.3%
General and administrative	183,278	162,791	12.6%	152,054	20.5%
Depreciation and amortization	43,529	46,368	(6.1)%	45,548	(4.4)%
Total operating costs	1,302,895	1,178,559	10.5%	1,204,241	8.2%
Lease termination charge (2)	3,831	—	*	—	*
Restructuring charge (3)	—	—	—	4,008	*
Gain from pension liability adjustment (4)	—	—	—	(2,045)	*
Operating profit	$173,919	$95,722	81.7%	$97,617	78.2%

(1) The Company reclassified certain expenses in the prior periods to conform with the current period presentation.
(2)In the second quarter of 2021, the Company recorded a $3.8 million charge resulting from the termination of a tenant’s lease in our headquarters building.
(3) In the third quarter of 2019, the Company recognized $4.0 million of pre-tax expense related to restructuring charges, including impairment and severance charges related to the closure of our digital marketing agency, HelloSociety, LLC.

(4) In the third quarter of 2019, the Company recorded a gain of $2.0 million from a multiemployer pension plan liability adjustment.
* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.
Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.
Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.
Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single-employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs. These non-operating retirement costs are primarily tied to financial market performance including changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Third Quarter			Nine Months
	2021	2020	% Change	2021	2020	% Change
Diluted earnings per share from continuing operations	$0.32	$0.20	60.0%	$0.89	$0.54	64.8%
Add:
Severance	—	—	—	0.01	0.04	(75.0)%
Non-operating retirement costs:
Multiemployer pension plan withdrawal costs	0.01	0.01	—	0.02	0.02	—
Other components of net periodic benefit costs	0.02	0.01	*	0.05	0.04	25.0%
Special items:
Gain from non-marketable equity security	(0.16)	—	*	(0.16)	(0.06)	*
Lease termination charge	—	—	—	0.02	—	*
Income tax expense of adjustments	0.04	(0.01)	*	0.02	(0.01)	*
Adjusted diluted earnings per share from continuing operations(1)	$0.23	$0.22	4.5%	$0.84	$0.57	47.4%

(1) Amounts may not add due to rounding.
* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Third Quarter
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating profit	$48,976	$39,596	23.7%	$25,087	95.2%
Add:
Depreciation and amortization	14,326	15,552	(7.9)%	15,450	(7.3)%
Severance	476	—	*	367	29.7%
Multiemployer pension plan withdrawal costs	1,275	1,376	(7.3)%	1,204	5.9%
Special items:
Restructuring charge	—	—	—	4,008	*
Gain from pension liability adjustment	—	—	—	(2,045)	*
Adjusted operating profit	$65,053	$56,524	15.1%	$44,071	47.6%

* Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Third Quarter
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating costs	$460,127	$387,299	18.8%	$401,451	14.6%
Less:
Depreciation & amortization	14,326	15,552	(7.9)%	15,450	(7.3)%
Severance	476	—	*	367	29.7%
Multiemployer pension plan withdrawal costs	1,275	1,376	(7.3)%	1,204	5.9%
Adjusted operating costs	$444,050	$370,371	19.9%	$384,430	15.5%

* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation and amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Nine Months
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating profit	$173,919	$95,722	81.7%	$97,617	78.2%
Add:
Depreciation and amortization	43,529	46,368	(6.1)%	45,548	(4.4)%
Severance	882	6,675	(86.8)%	2,441	(63.9)%
Multiemployer pension plan withdrawal costs	3,902	4,198	(7.1)%	4,454	(12.4)%
Special items:
Lease termination charge	3,831	—	*	—	*
Restructuring charge	—	—	—	4,008	*
Gain from pension liability adjustment	—	—	—	(2,045)	*
Adjusted operating profit	$226,063	$152,963	47.8%	$152,023	48.7%

* Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating costs before depreciation and amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Nine Months
	2021	2020	2021 vs 2020 % Change	2019	2021 vs 2019 % Change
Operating costs	$1,302,895	$1,178,559	10.5%	$1,204,241	8.2%
Less:
Depreciation & amortization	43,529	46,368	(6.1)%	45,548	(4.4)%
Severance	882	6,675	(86.8)%	2,441	(63.9)%
Multiemployer pension plan withdrawal costs	3,902	4,198	(7.1)%	4,454	(12.4)%
Adjusted operating costs	$1,254,582	$1,121,318	11.9%	$1,151,798	8.9%

* Represents a change equal to or in excess of 100% or not meaningful.